EXHIBIT 10.13


                                KIDS STUFF, INC.

                           INCENTIVE COMPENSATION PLAN

I.       PURPOSE

         The purpose of the Kids Stuff, Inc. Incentive Compensation Plan (the "Plan") is to provide certain key management employees ("Participants") of Kids Stuff, Inc. (the "Company") with bonus compensation based upon Board of Directors (the "Board") discretion and the achievement of performance goals.

II.      ADMINISTRATION OF PLAN

         The Plan shall be administered by the Board. The Board shall have full power and authority to administer and interpret the Plan and to establish rules for its administration. The Board, in making any determination under or referred to in the Plan, shall be entitled to rely on opinions, reports or statement of officers, employees, legal counsel and the public accountants of the Company. The Compensation Committee of the Board, upon its establishment, shall make recommendations to the Board as to those employees who should participate in the Plan, the performance objectives of each participant and the amount each Participant should receive. Until the Compensation Committee is established by the Board, the Board shall perform the foregoing functions.

III.     ELIGIBILITY

         Eligibility for participation in the Plan is limited to the Chief Executive Officer and Executive Vice President of the Company, and such other employees of the Company as may be designated by the Board from time to time.

IV.      EFFECTIVE DATE OF PLAN

         The Plan shall go into effect as of the date on which it is approved by the Board.

V.       AWARDS

         For each fiscal year of the Company, the Board shall establish a Bonus Pool, which shall equal an amount, determined by the Board, not to exceed 10% of the Company's Operating Income. The amount of such pool with respect to any year shall be determined subsequent to the end of that year upon the determination of the Operating Income for that year. Each Participant is eligible to receive from the Bonus Pool an annual award of up to 50% of the Participant's base annual salary, as determined by the Board. For this purpose, "Operating Income" shall mean the Company's income from operations before



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         taxes, depreciation and amortization, as determined by the independent auditors then retained by the Company to audit its financial statements. No Participant who is a member of the Board shall be eligible to participate in the determination of an award for himself or herself.

VI.      DETERMINATION AND PAYMENT OF AWARD

         Awards shall be determined and paid in cash by the Board as soon as practicable after the Company's financial statements for the calendar year are available to the Board. To be eligible to receive payment of an award under the Plan, the Participant must be actively employed by the Company on the payment date.

VII.     MISCELLANEOUS

         A. No Participant shall have any claim or right to be granted an award under the Plan and there shall be no obligation of behalf of the Company for uniformity of treatment among Participants. Awards under the Plan may not be attached, assigned or alienated in any manner.

         B. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

         C. The Company shall have the right to deduct from any award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

         D. The Plan shall be governed by the laws of the State of Ohio and by applicable federal laws.

         E. The Board of Directors of the Company may modify or terminate the Plan at any time, except that no modification shall affect awards previously granted. Any such modification shall be effective at such date as the Board may determine.



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